Exhibit 99.2

CFO Commentary on First-Quarter 2014 Results

Summary

The first quarter 2014 results compared to last year’s first quarter were as follows:

•	Revenue of $310.7 million up 4.4% from $297.6 million
•	Gross margin of 19.1% decreased by 1.4 percentage points, from 20.5%
•	Operating loss of $3.2 million was down from Operating income of $0.4 million
•	*Adjusted Operating loss of $3.5 million was down from $0.4 million of adjusted operating income
•	Net loss applicable to common shares was $4.3 million compared to the prior year loss of $3.6 million
•	Net loss per diluted common share was $0.06 compared to the prior year loss of $0.19
•	*Adjusted EBITDA of $8.0 million was down from $13.4 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s two financial tables accompanying this CFO Commentary.

Revenue

Revenue of $310.7 million was up 4.4% from a year ago. Revenue growth was driven by increases in volume at all three of our segments, with the highest growth rates occurring in our Coaters group due to the continued ramping up of our new facility in Middletown, Ohio. This growth was partially offset by unfavorable product mix which was due in part to the extended winter weather impact on our customers’ job sites and our supply chain. Products that are installed on the interior of structures (e.g. cold storage insulated panels, interior liner panels, etc.) were less disrupted by weather than exterior products. The availability of certain materials was impacted by transportation disruptions impacting our ability to ship complete orders and our product mix.

•	Coaters third-party revenue of $24.6 million increased by 27.9% with third-party volumes up by 22% versus last year’s first quarter results

•	Components third-party revenue of $139.3 million increased by 2.1% with third-party volumes up by 1% compared to last year’s first quarter

•	Buildings third-party revenue of $146.7 million increased by 3.5% with third-party volumes up by 1% versus the comparable quarter last year

Gross Margin

Gross profit decreased to $59.2 million, down $1.6 million from a year ago. Gross margin of 19.1% was down 1.4 percentage points from a year ago. Our product mix and efficiency were significantly impacted by weather related disruptions to our manufacturing processes, and our supply chain. In addition, our material costs were impacted by weather related transportation disruptions, causing us to utilize a higher percentage of spot-priced steel.

Gross Margin Reconciliation: Q1’13 to Q1’14 (20.5% to 19.1%, down 1.4 percentage points)

[note: point attributions are approximate]

•	+ 0.1 points:	Net discrete unusual items, including insurance recovery
•	- 1.1 points:	Product mix and other weather effected inefficiencies including material, manufacturing and transportation costs
•	- 0.1 points:	Under absorbed fixed overhead from new coating facility
•	- 0.1 points:	Reclassification of cost from ESG&A resulting from manufacturing reorganization
•	- 0.2 points:	Other items

ESG&A Expenses

ESG&A expenses were $62.4 million, up $1.9 million from a year ago, but just below the low end of our guidance due to lower than expected shipments. ESG&A expenses as a percent of revenues decreased from 20.3% last year to 20.1% in the current quarter. The increase in ESG&A expenses over the prior year is attributable to the following:

•	~$0.7 million related to costs for the secondary offering completed by our majority stockholder in January 2014

•	~$1.2 million related to sales growth initiatives in our components division

Other Income Statement Items

Gain on insurance recovery: On August 6th, our coil coating facility in Jackson, MS experienced a fire caused by an exhaust fan failure that damaged the roof and walls of two curing ovens. We incurred and capitalized costs of approximately $2.1 million to rebuild the ovens. To date, we have received cash reimbursement for these expenditures of $2.0 million from our insurance carrier ($1.0 million in Q4 2013 and $1.0 million in Q1 2014). Because the affected assets were fully depreciated, the cash received from our insurance carriers has been reflected as a "gain on insurance recovery" in our income statement.

Other income and expense: Other income and expense includes gains and losses on foreign currency transactions related to our Canadian and Mexican subsidiaries and also includes gains and losses on investment assets. During the first quarter of 2014, significant fluctuations in the Canadian currency values relative to the US dollar drove a foreign currency loss of $0.7 million during the current quarter.

*Adjusted EBITDA

*Adjusted EBITDA declined $5.4 million from $13.4 million last year to $8.0 million in the current quarter. The decline in EBITDA is attributable to the following:

•	-$3.6 million decline in operating income

•	-$1.0 million related to the insurance recovery gain which is excluded from EBITDA

•	-$0.9 million reduction in other income and expense which is primarily foreign currency losses from our Canadian subsidiary

•	-$0.6 million reduction in depreciation, amortization and stock compensation charges which are excluded from EBITDA

•	+$0.7 million related to non-recurring secondary stock offering costs which are excluded from EBITDA

Diluted Shares

Our weighted average diluted share count was 73.5 million shares, compared to 19.2 million shares last year. The actual share count was lower than previous guidance primarily as the result of our repurchase in January 2014 of 1.15 million shares of common stock in a privately negotiated transaction with our majority stockholder that closed at the same time as the January secondary offering. As previously disclosed, all of the outstanding shares of Series B Convertible Preferred Stock were converted into common shares during the third quarter of 2013. These shares were not included in our weighted average shares outstanding for purposes of computing earnings per share for the first quarter of 2013, but they are included in the first quarter of 2014, which accounts for the improvement year over year in loss per share.

Cash and Working Capital

Our cash balance of $16.6 million was similar to the same quarter of the prior year, but down $60.8 million sequentially. A decline in cash from our seasonally strong fourth quarter to our seasonally weaker first quarter is consistent with historical patterns as we begin investing working capital for the next seasonal cycle and reduce accounts payable from peak levels. During the first quarter, we also expended $23.3 million to repurchase shares of common stock, which were subsequently retired. Our days sales outstanding improved to 37.0 days, compared to 38.2 days in the prior year. Our days in inventory increased to 49.1 days, compared to 43.1 days in the prior year due to increasing steel costs and lower than expected shipments. And finally, our days in payables improved to 35.1 days compared to 32.3 days in the prior year.

Q2 2014 Outlook

The following are our current expectations for certain financial items for our second fiscal quarter:

ESG&A Expenses

We expect our ESG&A expenses to range between $64 million and $67 million.

Interest Expense

We expect our interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $3.0 million and $3.3 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 37% and 40%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 72.8 million for the upcoming quarter and 75.0 million for fiscal 2014. The higher number of shares used for the fiscal year reflect the inclusion of common stock equivalents which are not included in the quarterly periods when they are antidilutive.

Balance Sheet and Cash Flow Items

We expect our capital expenditures in fiscal 2014 to range between $25 million and $28 million.

Forward-Looking Statements

This CFO Commentary contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward- looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's debt and obtain future financing; the Company’s ability to comply with the financial tests and covenants in its existing and future debt obligations; operational limitations or restrictions in connection with our debt; recognition of asset impairment charges; the ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; commodity price increases and/or limited availability of raw materials, including steel; increases in energy prices, competitive activity and pricing pressure; challenging economic conditions affecting the non-residential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; costs related to environmental clean-ups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by the selling stockholders; substantial governance and other rights held by the selling stockholders; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

###

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES

FOR THE THREE MONTHS ENDED FEBRUARY 2, 2014 AND JANUARY 27, 2013

(Unaudited)

(In thousands)

	For the Three Months Ended February 2, 2014
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated
Operating income (loss), GAAP basis	$6,495	$4,111	$1,640	$(15,414)	$(3,168)
Gain on insurance recovery	(987)	-	-	-	(987)
Secondary offering costs	-	-	-	704	704
Adjusted operating income (loss) (1)	$5,508	$4,111	$1,640	$(14,710)	$(3,451)

	For the Three Months Ended January 27, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated
Operating income (loss), GAAP basis (2)	$5,542	$6,072	$4,041	$(15,257)	$398

(1)	The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.
(2)	The Company did not incur any special charges during the three months ended January 27, 2013.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS COMPUTATION

OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION

AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA") (Unaudited)

(In thousands)

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	April 28,	July 28,	November 3,	February 2,	February 2,
	2013	2013	2013	2014	2014
Net income (loss)	$(5,342)	$(12,192)	$8,276	$(4,258)	$(13,516)
Add:
Depreciation and amortization	8,809	9,066	9,012	8,767	35,654
Consolidated interest expense, net	6,149	5,130	3,334	3,100	17,713
Provision (benefit) for income taxes	(2,506)	(9,933)	5,410	(2,506)	(9,535)
Debt extinguishment costs, net	-	21,491	-	-	21,491
Gain on insurance recovery	-	-	(1,023)	(987)	(2,010)
Unreimbursed business interruption costs	-	-	500	-	500
Secondary offering costs	-	-	-	704	704
Non-cash charges:
Share-based compensation	3,445	3,448	4,565	3,179	14,637
Embedded derivative	(4)	(50)	-	-	(54)
Adjusted EBITDA (1)	$10,551	$16,960	$30,074	$7,999	$65,584

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	Trailing 12 Months
	April 29,	July 29,	October 28,	January 27,	January 27,
	2012	2012	2012	2013	2013
Net income (loss)	$(3,267)	$6,270	$(3,627)	$697	$1,321
Add:
Depreciation and amortization	5,841	7,248	10,355	9,122	32,566
Consolidated interest expense, net	3,034	4,159	6,226	6,244	19,663
Provision (benefit) for income taxes	942	(663)	3,379	(1,825)	1,833
Acquisition-related costs	1,494	2,946	153	-	4,593
Debt extinguishment costs, net	-	6,437	-	-	6,437
Executive retirement	508	-	-	-	508
Non-cash charges:
Share-based compensation	2,119	2,090	3,116	3,442	10,767
Asset impairments (recoveries)	-	(22)	13	-	(9)
Embedded derivative	(6)	(5)	(5)	(5)	(21)
Adjusted EBITDA (1)	$15,253	$18,923	$29,507	$13,351	$77,034

(1)	The Company's Credit Agreement defines adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Note facility, the Company entered into an Asset-Backed Lending facility which has substantially the same definition of adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.